SPONSORED RESEARCH AGREEMENT
(eECG CORE LAB)

This Agreement ("**Agreement**") is entered into this 30th day of August, 2004 (the "**Effective Date**") by and between DUKE UNIVERSITY, a nonprofit educational and health care institution located in Durham, North Carolina, acting for and on behalf of its Duke Clinical Research Institute ("**Duke**"), and Recom™ Managed-Systems Incorporated, 4705 Laurel Canyon Blvd., Suite 204, Studio City, CA 91607 ("**Sponsor**") (each a "**Party**" and collectively the "**Parties**").

WHEREAS, Duke has established an electronic electrocardiogram Core Lab ("**Core Lab**") to promote and support clinical research, and both Parties desire for said Core Lab to collaborate on a clinical research study being conducted in part by Sponsor (the "Research");

WHEREAS, Duke through the Core Lab has the facilities and the personnel with the requisite skills, experience, and knowledge to provide such Research; and

WHEREAS, the Research contemplated by this Agreement is of mutual interest and benefit to Duke and Sponsor and will further the instructional, educational, health care and research objectives of Duke in a manner consistent with its status as a non-profit educational and health care institution.

NOW, THEREFORE, the Parties agree as follows:

1. **Scope of Work.** Duke shall make the Core Lab available to collaborate with Sponsor in the analysis of eECGs from Sponsor's research study concerning an evaluation of the RECOM Model 100 23 lead ambulatory monitoring system against other gold standard ECG machines, as described in the **Scope of Work**, attached hereto as **Exhibit A** and incorporated herein, which fully details the Research to be provided.

2. **Principal Investigator.** The Principal Investigator ("**Investigator**") shall be Mitchell W. Krucoff, M.D., who shall use best efforts to perform the work required under this Agreement. If Investigator is unable to continue to serve and a successor acceptable to both Duke and Sponsor is not available, this Agreement may be terminated in accordance with paragraph 8.

3. **Payments.** In consideration of the Research to be conducted under this Agreement, Sponsor will provide financial support for the Research as set forth in the **Budget** attached hereto **Exhibit B** and incorporated herein. Duke shall invoice Sponsor, and Sponsor shall pay Duke according to the **Payment Schedule** included in **Exhibit B**. Payments shall be due from the Sponsor thirty (30) days from the date of receipt of the invoice by the Sponsor. Should Sponsor default on any of its payment obligations, Sponsor shall pay Duke reasonable attorneys fees plus all other reasonable expenses incurred by Duke in exercising any of its rights and remedies upon default.

4. **Relationship of the Parties.** Duke and the Investigator's relationship to Sponsor under this Agreement shall be that of an independent contractor and not an agent, joint venturer, employee, or partner of Sponsor. No Party hereto shall have, or shall represent that it has, any power right or authority to bind the other Party hereto to any obligation or liability without express authorization form such other Party.

5. **Compliance with Laws.** The Research will be conducted in compliance with all federal, state, and local laws and regulations applicable to the Research.

6. **Term.** This Agreement shall become effective on the date first written above and shall continue in effect until completion of the Research or termination of this Agreement for other reasons as provided herein. It is anticipated that the Research hereunder will be completed on or about November 30, 2005.

7. **Termination.** Either Party may terminate this Agreement upon thirty (30) days written notice due to breach or

complete the Research and the Parties are unable to agree upon a successor. Sponsor shall be responsible for funding all Research that has been conducted and expenses committed through the date of termination, and shall prorate financial support due based upon actual work performed and expenses committed pursuant to the Budget. The terms and conditions of this Agreement governing Payments, Data, Confidential Information, Publication, Indemnification and Insurance, Use of Name, Notice and Governing Law shall survive any termination of this Agreement.

8. **Data.** All Core Lab results developed by Duke in the conduct of the Research shall be promptly and fully disclosed to Sponsor, and may be used by Sponsor for any legitimate purpose. Duke and Investigator understand and acknowledge that they shall gain no ownership, license or access rights in, or to, Sponsor's regulatory filings solely based upon the inclusion of such findings therein, nor shall they acquire any interest whatsoever in the study drug or study device as a result of performing the Research contemplated hereunder. Duke shall have the right to retain copies of all data and results arising from the Research for its research, educational, clinical, and publication purposes subject to the Confidentiality and Publication review obligations of this Agreement. Analytical procedures, techniques and methods, and software implementing such procedures, techniques and methods shall remain the property of Duke whether developed prior to or during the Research.

9. **Confidential Information.** "Confidential Information" will mean all information provided by one Party to the other and clearly identified as "Confidential" by the transmitting Party at the time of disclosure. Specifically excepted from this is all information: (a) that was previously known by the receiving Party's receipt of such information; (b) that is rightfully received by the receiving Party without an express obligation of confidence; (c) that is independently developed by personnel of either Party without use of or reliance upon information provided by the other Party; or (d) is disclosed pursuant to any judicial or government request, requirement, or order, provided that the disclosing Party takes reasonable steps to provide the other Party with sufficient prior notice to contest such request, requirement, or order. Subject to the provisions of Section 10, each Party agrees to (i) use the Confidential Information only in connection with its performance of this Agreement; (ii) to treat the Confidential Information as it would its own proprietary and confidential information; (iii) to disclose the Confidential Information only to its employees or agents who need to know such Confidential Information in order to conduct the Research; and (iv) to take all reasonable precautions to prevent the disclosure of the Confidential information to any third party without the prior written consent of the other Party. This provision shall remain in effect for three (3) years following the termination of this Agreement. Each Party agrees to maintain the confidentiality of any and all patient identifying information in accordance with applicable federal and state law.

10. **Publication.** Duke shall be free to use the results of the Research for its own teaching, research, education, clinical, and publication purposes without the payment of royalties or other fees. Duke shall submit to Sponsor for its review, a copy of any proposed manuscript resulting from the research at least sixty (60) days prior to the estimated date of submission for publication, and if no response is received within forty-five (45) days of the date submitted to Sponsor, it will be conclusively presumed that the publication may proceed without delay. If Sponsor determines that the proposed publication contains patentable subject matters which require protection, Sponsor may require the delay of publication for a period of time not to exceed sixty (60) days for the purpose of filing patent applications. Sponsor agrees that any publication or public presentation Sponsor makes which utilize the Core Lab data results hereunder shall appropriately reference Duke's contribution to such data.

11. **Indemnification and Insurance.** Sponsor agrees to indemnify, hold harmless and defend Duke, its trustees, officers, employees, and agents against any and all claims, suits, losses, damages, costs, fees, and expenses asserted by third parties, both government and non-government, resulting from or arising out of this agreement; provided, however, that Sponsor shall not be responsible for Duke's negligence or willful misconduct. Sponsor represents that it carries insurance coverage to protect against liability under this provision in amounts equal to at least one million dollars ($1,000,000) per occurrence combined single limit and two million dollars ($2,000,000) annual aggregate, and Sponsor agrees to furnish to Duke a certificate of insurance acceptable to Duke indicating the required coverage.

12. **Use of Name.** Neither Party will, without the prior written consent of the other Party, use in advertising, publicity, or otherwise, the name, trademark, logo, symbol, or other image of the Party or that Party's employee or agent.

13. **Notice.** Any notice or other communication required or permitted under the Agreement shall be in writing and will be deemed given as of the date it is received by the receiving Party. Notice shall be given to the Parties at the addresses listed below:

As to DUKE:
Office of Grants and Contracts
Duke University Medical Center
107 Seeley G. Mudd Building - Box 3001
Durham, North Carolina 27710

With a copy to:
Office of Counsel
Duke University
2400 Pratt St., Suite 4000
Durham, North Carolina 27710

As to SPONSOR:
Mr. James Mazeika
Director, Business Development
Recom™ Managed-Systems Incorporated
4705 Laurel Canyon Blvd., Suite 203
Studio City, CA 91607

14. **Modification and Amendments.** Any alteration, modification, or amendment to this Agreement must be in writing and signed by both Parties. No changes in this Agreement, the Scope of Work, Budget or Payment Schedule will be made unless agreed upon in writing by Duke and Sponsor or unless necessary to protect the safety, rights, or welfare of the patients or research subjects. Duke shall be under no obligation to commence work on any change to the Scope of Work until an amendment is executed.

15. **Assignment.** This Agreement may not be assigned by either Party without the prior written consent of the other.

16. **Governing Law.** The law of North Carolina shall govern this Agreement.

Remainder of page deliberately left blank.

IN WITNESS WHEREOF, the Parties hereto place their hands and seals:

DUKE UNIVERSITY

By: [signature]
R. Sanders Williams, M.D.
Dean, School of Medicine

Date executed: 10/7/04

RECOM MANAGED SYSTEMS, INC

By: [signature]
Marvin H. Fink
Chairman & CEO

Date executed: 10/7/04

ACKNOWLEDGED:
Principal Investigator: [signature]
Mitchell W. Krucoff, M.D.

Exhibit A: Scope of Work

Exhibit B: Budget

DSCT 1/4 10/6/04

K118755

Payment Schedule

LOI payment to prepare for analysis start up. For invoicing against LOI: Protocol development, preparation, submission and approval by RECOM Submission of IRB documents CRF development, database design, programming, validation, data entry and QA Statistical specifications, programming and validation	**$16,000** **($6,000)** **($2,700)** **($3,300)** **($4,000)**
A monthly invoice will be generated for $7,150 with the exception of the item identified below: Manuscript (50% September, 2005: 50% November, 2005)	**$71,500** **$5,000**
Upon conclusion of the study the total amount paid Duke will be reconciled against the actual units performed by Duke. Duke will promptly refund the difference to Sponsor. If additional fees are owed to Duke, Sponsor will promptly pay to Duke the final amount due based on the reconciliation.	
Total	**$92,500**